FOR IMMEDIATE RELEASE Contact: David Stakun

January 26, 2006 (215) 355-2900

Technitrol Reports Record Revenues

and Strong Earnings Growth in Q405

PHILADELPHIA -- Technitrol, Inc. (NYSE: TNL) reported consolidated revenues of $184.5 million for its fourth fiscal quarter ended December 30, 2005. Revenues were $147.2 million in the previous quarter and $144.1 million in the fourth quarter of 2004. The above revenue comparisons, the earnings comparisons below and the segment performance reports that follow include contributions to Pulse results from LK Products since its acquisition on September 8, 2005, and exclude results from AMI Doduco's bimetal and metal cladding business, which was sold in June of 2005 and is reflected as a discontinued operation.

According to U.S. Generally Accepted Accounting Principles (GAAP), fourth-quarter net earnings from continuing operations were $7.8 million, or $0.19 per diluted share, including the cumulative effect of an accounting change. Fourth-quarter 2005 net earnings included the following items (which are specifically discussed below): after-tax severance and asset-impairment expenses totaling $2.0 million, or $0.05 per share; the after-tax cumulative effect of an accounting change (FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations") of $0.6 million, or $0.01 per share; and non-recurring costs amounting to $1.5 million after taxes, or $0.04 per share, related to a purchase accounting step-up in inventory value resulting from the LK Products acquisition. Excluding these items, earnings per diluted share in the fourth quarter were $0.29. (See the attached table, "Non-GAAP Measures" reconciling "Net earnings per diluted share from continuing operations, excluding severance and asset-impairment expense" to GAAP net earnings per diluted share.)

By comparison, GAAP net earnings from continuing operations in the previous quarter were $5.3 million, or $0.13 per diluted share, including after-tax severance and asset-impairment expenses totaling $1.2 million, or $0.03 per share. Net loss in the year-ago quarter was ($12.2 million), or ($0.30) per diluted share, including after-tax severance and asset-impairment expenses of $18.4 million, or $0.46 per share. Excluding charges, continuing earnings per diluted share were $0.16 in both the previous quarter and the fourth quarter of 2004.

Earnings before interest, taxes, depreciation and amortization (EBITDA, a non-GAAP measure reconciled with GAAP net earnings from continuing operations in the attached "Non-GAAP Measures" table) were $21.4 million in the fourth quarter of 2005, compared with $13.3 million in the previous quarter and $13.7 million in the fourth quarter of 2004, excluding pre-tax severance and asset-impairment expenses in all periods and, in the fourth quarter of 2005, the cumulative effect of accounting changes and the purchase accounting step-up adjustments related to LK inventories.

Net cash at December 30, 2005 was $87.0 million (cash and equivalents of $173.7 million less debt of $86.7 million), compared with $86.6 million at the end of the previous quarter. Technitrol's capital spending in the fourth quarter of 2005 was approximately $4.1 million.

After-tax severance and asset-impairment expenses of approximately $2.0 million in the fourth quarter included severance and production relocation expenses of approximately $1.0 million each at Pulse and AMI Doduco. The Pulse expenses were primarily related to work force reductions in the consolidation of Chinese factories in the connector division and additional costs to relocate consumer division production from Turkey to China. The AMI Doduco expenses were primarily costs related to closing a factory in Italy and relocating its production to Spain as well as charges related to closure of a French facility. The plant closure and relocation initiatives in Pulse's connector division and at AMI Doduco are substantially complete, and Pulse does not expect to incur significant future restructuring expense in the consumer division.

For fiscal 2005, Technitrol's revenues from continuing operations were $616.4 million, compared with $561.3 million in fiscal 2004. GAAP net loss from continuing operations, including the cumulative effect of accounting changes was ($25.0 million), or ($0.62) per diluted share, for the year, compared with income of $7.2 million, or $0.18 per share, in fiscal 2004. Excluding severance and asset impairment expenses, the cumulative effect of accounting changes and other unusual items in all periods, earnings per share in fiscal 2005 were $0.72, compared with $0.75 a year earlier.

Pulse

Pulse designs and manufactures a wide variety of passive electronic components and modules, electronic connector products, antennas for wireless communication/information devices and automotive ignition and other automotive components. Revenues for the fourth quarter were $121.0 million, compared with $86.6 million in the previous quarter and $83.8 million in the fourth quarter of 2004.

Pulse's fourth-quarter revenues showed improved performance in all product lines. Wireless antenna shipments reflected a variety of new program launches and penetration of new customers. Shipments in the consumer division exceeded expectations as television sales in Europe strengthened in anticipation of the Winter Olympic and World Cup soccer telecasts and Pulse continued to increase its penetration of components into flat-screen televisions and other new-generation consumer products. Revenues in Pulse's networking, telecommunications, power conversion and military/aerospace divisions improved from the third quarter, led by higher demand for filtered connector modules and power inductors for personal computers and video game consoles. Demand in the telecommunications equipment market was strong, driven by growth in high-speed Internet access subscribers and higher demand for both cable and telephony network infrastructure components.

Pulse's GAAP operating profit in the fourth quarter was $9.6 million, compared with $6.2 million in the third quarter and a loss of ($15.1 million) in the fourth quarter of 2004 related primarily to intangible asset write-downs in the consumer and telecommunications divisions. Excluding severance and asset-impairment expenses in all periods, and LK inventory step-up costs in the most recent quarter, fourth-quarter operating profit of $12.4 million was up 80.5% from $6.9 million in the previous quarter and up 118.3% from $5.7 million in the fourth quarter of 2004 (See "Non-GAAP Measures" table reconciling "Segment operating profit, excluding severance and asset-impairment expense" with GAAP operating profit). Pulse's operating profit in the fourth quarter also benefited from a favorable reserve adjustment of approximately $1.0 million relating to long-term contingent liability. This was offset in its entirety by incentive expense. There was no such expense in the prior quarter or in the comparable quarter of the prior year, as no such incentives were paid in those periods.

While Pulse has eliminated costs and reduced expenses effectively in the last two quarters, additional improvements are expected from the relocation of additional consumer business to China, the completion of connector division plant consolidations, and ongoing overall efforts to reduce costs and expenses.

AMI Doduco

AMI Doduco manufactures a full range of electrical contacts, contact materials and contact assemblies. Fourth-quarter shipments reflect continued market strength in North America and continued growth in China, tempered by normal seasonal industry slowness due to multiple fourth-quarter holidays in Europe, North America and China. Revenues from continuing operations were $63.5 million, compared with $60.6 million in the previous quarter and $60.3 million in the fourth quarter of 2004. Demand levels remained steady with the previous quarter, with higher revenues attributable primarily to rising pass-through costs for silver and other metals.

AMI Doduco's fourth-quarter GAAP operating profit from continuing operations, including the $1.1 million in pre-tax shutdown and severance expenses mentioned above, was $1.2 million, compared with $0.8 million in the previous quarter and $1.4 million in the fourth quarter of 2004. Excluding severance and asset-impairment expense in all periods, fourth-quarter 2005 operating profit was $2.3 million, compared with $1.6 million a quarter ago and $1.8 million in the fourth quarter of 2004. (See "Non-GAAP Measures" table reconciling "Segment operating profit, excluding severance and asset-impairment expense" with GAAP operating profit.) Operating margin improvements in the most recent quarter are attributable to the further success of efforts to reduce costs and expenses, continued emphasis on lean manufacturing and price increases on selected products.

Outlook

Technitrol expects consolidated revenues for the first quarter of 2006, which will include a full quarter of contributions from ERA Group acquired on January 4, 2006, to be in the range of $190 million to $200 million. Excluding severance and asset-impairment expense, operating profit is expected to be between $13 million and $15 million, and the effective tax rate, approximately 21%. A somewhat lower operating margin as a percentage of revenues is expected in the first quarter due to a less favorable sales mix and normal seasonal slowness in Pulse's networking, telecommunications, power conversion and antenna divisions. In addition, Pulse expects positive profit contributions from its recently acquired ERA business, but at a somewhat lesser percentage of revenues due to ongoing integration efforts and a sales ramp-up as the year progresses.

The company plans to provide no further outlook information until results are reported for the first quarter of 2006. In the absence of public announcements from Technitrol, changes in forecasts from equity analysts are unofficial and should be considered with due caution.

Cautionary Note

Statements in the above report are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol's SEC reports including, but not limited to, those discussed in the company's 10-Q report for the quarter ended September 30, 2005 in Item 2 under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995)."

These risk factors include, but are not limited to, the following:

    Cyclical changes in the markets we serve could result in a significant decrease in demand for our products and reduce our profitability.

    Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.

    An inability to adequately respond to changes in technology or customer needs may decrease our sales.

    If our inventories become obsolete, our future performance and operating results will be adversely affected.

    An inability to capitalize on our recent or future acquisitions may adversely affect our business.

    Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.

    An inability to identify additional acquisition opportunities may slow our future growth.

    If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.

    If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.

    Uncertainty in demand for our products may result in increased costs of production, an inability to service our customers, or higher inventory levels which may adversely affect our results of operations and financial condition.

    A decrease in availability or increase in cost of our key raw materials could adversely affect our profit margins.

    Competition may result in lower prices for our products and reduced sales.

    Our backlog is not an accurate measure of future revenues and is subject to customer cancellation.

    Fluctuations in foreign currency exchange rates may adversely affect our operating results.

    Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.

    Shifting our operations between regions may entail considerable expense.

    Liquidity requirements could necessitate movements of existing cash balances which may be subject to restrictions or cause unfavorable tax and earnings consequences.

    Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.

    Public health epidemics (such as flu strains or severe acute respiratory syndrome) or other natural disasters (such as earthquakes or fires) may disrupt operations in affected regions and affect operating results.

    Costs associated with precious metals may not be recoverable.

    The unavailability of insurance against certain business risks may adversely affect our future operating results.
    Environmental liability and compliance obligations may affect our operations and results.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, consumer electronics, telecommunications, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.

Investors: Technitrol's quarterly conference call will take place on Thursday, January 26, 2006 at 5:00 p.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on January 26, 2006 and concluding at midnight, February 2, 2006. For telephone replay, dial (412) 317-0088 and enter access code 363177#. For Internet replay, use the link from our home page mentioned above.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)
	Quarter Ended		Twelve Months Ended
	12/30/2005	12/31/2004	12/30/2005	12/31/2004

Net sales	$ 184,465	$ 144,101	$ 616,378	$ 561,298
Cost of goods sold	142,136	110,378	473,535	415,966
Gross profit	42,329	33,723	142,843	145,332
Selling, general and administrative expenses	29,109	26,249	106,797	108,618
Severance and asset-impairment expenses	2,395	21,111	53,036	27,851
Operating profit (loss)	10,825	(13,637)	(16,990)	8,863

Interest income (expense), net	194	66	1,352	(339)
Other (expense) income, net	(596)	1,328	(1,690)	2,074
Equity earnings in minority-owned investments	--	--	--	787
Net earnings (loss) from continuing operations before income taxes, minority interest and cumulative effect of accounting change	10,423	(12,243)	(17,328)	11,385
Income taxes (benefit)	2,136	(560)	6,161	3,561
Minority interest, net of income taxes	106	(514)	(939)	(655)
Net earnings (loss) from continuing operations before cumulative effect of accounting change	8,393	(12,197)	(24,428)	7,169
Cumulative effect of accounting change, net of income taxes	(564)	--	(564)	--
Net (loss) from discontinued operations, net of taxes	(77)	(352)	(472)	(241)
Net earnings (loss)	7,752	(12,549)	(25,464)	6,928
Basic earnings (loss) per share from continuing operations before cumulative effect of accounting change	0.20	(0.30)	(0.61)	0.18
Cumulative effect of accounting change, net of income taxes	(0.01)	--	(0.01)	--
Basic (loss) per share from discontinued operations	(0.00)	(0.01)	(0.01)	(0.01)
Basic earnings (loss) per share	0.19	(0.31)	(0.63)	0.17

Diluted earnings (loss) per share from continuing operations before cumulative effect of accounting change	0.20	(0.30)	(0.61)	0.18
Cumulative effect of accounting change, net of income taxes	(0.01)	--	(0.01)	--
Diluted (loss) per share from discontinued operations	(0.00)	(0.01)	(0.01)	(0.01)
Diluted earnings (loss) per share	0.19	(0.31)	(0.63)	0.17

Weighted average common and equivalent shares outstanding	40,407	40,225	40,297	40,411
BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)
	Quarter Ended		Twelve Months Ended
	12/30/2005	12/31/2004	12/30/2005	12/31/2004
Net Sales
Pulse	$ 120,998	$ 83,787	$ 361,552	$ 320,154
AMI Doduco	63,467	60,314	254,826	241,144
Total net sales	184,465	144,101	616,378	561,298
Operating profit (loss)
Pulse	9,646	(15,057)	(20,218)	9,319
AMI Doduco	1,179	1,420	3,228	(456)
Total operating profit (loss)	10,825	(13,637)	(16,990)	8,863

FINANCIAL POSITION
(in thousands, except per-share amounts)	12/30/2005	12/31/2004
	(unaudited)
Cash and equivalents	$ 173,664	$ 155,952
Trade receivables, net	136,115	109,652
Inventories	73,598	77,481
Other current assets	19,303	20,917
Fixed assets	92,898	102,176
Other assets	177,326	160,409
Total assets	672,904	626,587
Current portion of long-term debt	50,332	130
Short-term debt	4,216	6,717
Accounts payable	67,929	48,655
Accrued expenses	69,668	69,602
Long-term debt	32,163	7,125
Other long-term liabilities	17,480	14,766
Total liabilities	241,788	146,995
Minority interest	12,626	14,730
Shareholders' equity	418,490	464,862
Net worth per share	10.33	11.49
Shares outstanding	40,529	40,448

NON-GAAP MEASURES (UNAUDITED) (in thousands except per-share amounts)

1. EBITDA from Continuing Operations
	Quarter Ended
	12/30/05	9/30/05	12/31/04

Net earnings (loss)	$ 7,751	$ 4,589	$ (12,549)
Net loss from discontinued operations	77	701	352
Cumulative effect of accounting change, net of income taxes	564	--	--
Minority interest, net of income taxes	(106)	327	514
Income taxes (benefit)	2,137	1,551	(560)
Interest (income), net	(194)	(377)	(66)
Other expense (income)	596	203	(1,328)
Depreciation and amortization	6,693	4,860	6,188
Impact of LK purchase accounting inventory step-up	1,500	--	--
EBITDA from continuing operations	19,018	11,854	(7,449)
Severance and asset-impairment expenses	2,395	1,438	21,111
EBITDA from continuing operations excluding severance, asset-impairment expenses, and cumulative effect of accounting change	21,413	13,292	13,662

2. Net earnings per diluted share from continuing operations, excluding severance and asset- impairment expense and unusual items
	Quarter Ended Fiscal Year Ended
	12/30/05	9/30/05	12/31/04	12/30/05	12/31/04

Net earnings (loss) per diluted share, GAAP	$ 0.19	$ 0.11	$ (0.31)	$ (0.63)	$ 0.17
Diluted loss per share from discontinued operations	0.00	0.02	0.01	0.01	0.01
After-tax severance and asset-impairment expense, per share	0.05	0.03	0.46	1.29	0.60

Cumulative effect of accounting change, net	0.01	--	--	0.01	0.00
Gain on sale of equity rights	--	--	--	--	(0.03)
Impact of LK purchase accounting inventory step-up	0.04	--	--	0.04	--
Net earnings per diluted share from continuing operations, excluding severance and asset-impairment expense	0.29	0.16	0.16	0.72	0.75

3. Segment operating profit excluding severance and asset-impairment expense and inventory step-up
	Quarter Ended
	12/30/05	9/30/05	12/31/04

Pulse operating profit (loss), GAAP	$ 9,646	$ 6,196	$ (15,057)
Impact of LK purchase accounting inventory step-up	1,500	--	--
Pre-tax severance and asset-impairment expense	1,266	681	20,744
Pulse operating profit, excluding severance and asset-impairment expense	12,412	6,877	5,687

AMI Doduco operating profit, GAAP	1,179	798	1,420
Pre-tax severance and asset-impairment expense	1,129	757	366

AMI Doduco operating profit, excluding severance and asset-impairment expense	2,308	1,555	1,786

1. EBITDA from continuing operations (net income plus income taxes, depreciation and amortization, excluding interest and other expense/income and excluding equity method investment earnings/losses) is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company's ability to service debt and fund capital expenditures. We believe it enhances a reader's understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

2,3. Based on discussions with investors and equity analysts, we believe that a reader's understanding of Technitrol's operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance and asset impairment and unusual gains or losses facilitates comparisons of operating performance among financial periods and peer companies. Severance charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

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